                                                                     Exhibit 12



                             SUSQUEHANNA MEDIA CO.

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (000's)

                                                                                                                    THREE MONTHS
                                                               FISCAL YEARS ENDED DECEMBER 31,                     ENDED MARCH 31,
                                             -----------------------------------------------------------------     ---------------
                                              1994       1995        1996       1997         1998  AS ADJUSTED       1998     1999
                                             -----------------------------------------------------------------     ---------------
Earnings, as Defined:
 Income before income taxes
  and minority interests...............     $18,613     $19,384     $25,625     $35,449     $32,591    $25,577      $3,842  $ 5,335
 Interest including interest
  in leases............................      12,738      13,197      14,658      20,042      22,013     31,125       5,539    5,327
 Amortization of capitalized interest..          14          63         107         123         190        180          48       54
                                            -------     -------     -------     -------     -------    -------      ------  -------
  Total earnings, as defined........... (A) $31,365     $32,644     $40,390     $55,614     $54,794    $56,882      $9,429  $10,716
                                            =======     =======     =======     =======     =======    =======      ======  =======

Fixed Changes, as Defined:
 Interest including interest...........     $12,738     $13,197     $14,658     $20,042     $22,013    $31,125      $5,539  $ 5,327
 Capitalized interest..................         277         690         202         118       1,216      1,215         203      463
 Amortization of capitalized interest..          14          83         107         123         190        180          48       54
                                            -------     -------     -------     -------     -------    -------      ------  -------
  Total fixed changes, as defined..... (B)  $13,029     $13,950     $14,967     $20,283     $23,419    $32,520      $5,790  $ 5,844
                                            =======     =======     =======     =======     =======    =======      ======  =======

Ratio of Earnings to Fixed
  Charges(A)/(B).......................         2.4         2.3         2.7          2.7        2.3        1.7         1.6      1.8
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